Exhibit (h)(22)

FEE WAIVER AGREEMENT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

April 10, 2012

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO Global Multi-Asset Managed Volatility Portfolio (the “Portfolio”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) on behalf of the Portfolio and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the Portfolio, a series of the Trust.

2. The Trust, for and on behalf of the Portfolio and in accordance with the Portfolio’s investment objectives and restrictions, as specified in the Portfolio’s prospectus, may invest a portion of the Portfolio’s assets in certain series of PIMCO Funds (the “Underlying PIMCO Funds”), series of PIMCO ETF Trust (the “Underlying PIMCO ETFs”) and series of PIMCO Equity Series (the “Underlying PIMCO Equity Funds,” together with the Underlying PIMCO Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

3. Pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009, as supplemented from time to time (the “Investment Advisory Contract”), between the Trust and PIMCO, which amends and restates the Investment Advisory Contract dated May 5, 2000, between the same parties, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, the Portfolio pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

4. Pursuant to the Supervision and Administration Agreement dated August 12, 2008, as amended on February 28, 2012 and as supplemented from time to time (the “Supervision and Administration Agreement”), between the Trust and PIMCO, the Trust has retained PIMCO to provide or procure supervisory and administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, the Portfolio pays to PIMCO a monthly supervisory and administrative fee at the annual rates in respect of one or more Classes of the Portfolio specified in the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

5. Pursuant to an Amended and Restated Investment Advisory Contract between PIMCO Funds and PIMCO dated February 23, 2009, as supplemented from time to time (the “PIMCO Funds Investment Advisory Contract”), which amends and restates the Investment Advisory Contract dated May 5, 2000, as restated August 19, 2003, between the same parties, each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Second Amended and Restated Supervision and Administration Agreement between PIMCO Funds and PIMCO dated April 1, 2012, as supplemented from time to time (the “PIMCO Funds Supervision and Administration Agreement”), which amends and restates the Supervision and Administration Agreement dated August 11, 2008, as amended and restated November 9, 2010, between the same parties, each Underlying PIMCO Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to an Investment Management Agreement between PIMCO ETF Trust and PIMCO dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory services and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Investment Advisory Contract between PIMCO Equity Series and PIMCO dated March 30, 2010, as supplemented from time to time (the “Equity Series Investment Advisory Contract”), each Underlying PIMCO Equity Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to an Second Amended and Restated Supervision and Administration Agreement between PIMCO Equity Series and PIMCO dated February 29, 2012, as supplemented from time to time (the “Equity Series Supervision and Administration Agreement”), which amends and restates the Supervision and Administration Agreement dated March 30, 2010, as amended and restated on November 9, 2010, between the same parties, each Underlying PIMCO Equity Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds and the management fees paid by the Underlying PIMCO ETFs are collectively referred to herein as “Underlying Fund Fees.”

6. The Portfolio indirectly pays its proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which the Portfolio invests.

7. In consideration of the Underlying Fund Fees indirectly paid by the Portfolio, each day PIMCO agrees to waive irrevocably all or any portion of: (i) first, the Advisory Fee that would otherwise be paid by the Portfolio to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Portfolio at the Underlying Fund level; and (ii) second, to the extent necessary, the Supervisory and Administrative Fee that would otherwise be paid by the Portfolio to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Portfolio at the Underlying Fund level. In no event will PIMCO be required to waive fees or reimburse the Portfolio for any amount in excess of accrued aggregate Portfolio Advisory Fees and Supervisory and Administrative Fees attributable to any day.

8. This Agreement shall become effective on April 10, 2012, shall have an initial term through May 1, 2013, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least 30 days’ prior to the end of the then current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract or the Supervision and Administration Agreement, each with respect to the Portfolio, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

9. Nothing herein contained shall be deemed to require the Trust or the Portfolio to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolio.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Supervisory and Administrative Fee, Underlying Fund Fees, the computation of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, the Supervision and Administration Agreement, the PIMCO Funds Investment Advisory Contract, the PIMCO Funds Supervision and Administration Agreement, the Management Agreement, the Equity Series Investment Advisory Contract and the Equity Series Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, PIMCO Funds Investment Advisory Contract, PIMCO Funds Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract, Equity Series Supervision and Administration Agreement or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Portfolio. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Portfolio, as provided in the Trust’s Trust Instrument dated October 3, 1997, and as amended from time to time.

13. This Agreement constitutes the entire agreement between the Trust on behalf of the Portfolio and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Variable Insurance Trust

By:	/s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

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